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                             EXHIBIT 23.1



                      Consent of Independent Auditors



The Board of Directors
General Signal Corporation


     We consent to the incorporation by reference in the Registration Statement (Form S-8, 2,400,000 shares of Common Stock) and related Prospectus pertaining to General Signal Corporation's stock incentive and stock option plans of our reports dated January 25, 1996, except for the capital stock note to the financial statements, as to which the date is February 1, 1996, with respect to the consolidated financial statements, and March 21, 1996 with respect to the financial statement schedule of General Signal Corporation included or incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                             /s/ Ernst & Young LLP





Stamford, Connecticut
June 4, 1996